                                   346-8000



                                 July 9, 1998



CNA Surety Corporation
CNA Plaza
13th Floor
Chicago, Illinois 60685

         Re:      CNA Surety Corporation
                  Registration Statement on Form S-1
                  Registration No.  333-56063
                  (the "Registration Statement"

Ladies and Gentlemen:

        We have acted as special counsel to CNA Surety Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Act"), of 4,188,129 shares of the Company's common stock, par value $.01 per share (the "Shares") offered for sale by certain stockholders of the Company (the "Selling Stockholders"), and the 628,219 shares of the Company's common stock, par value $.01 per share, to be issued upon execution of the Underwriters' over-allotment option (the "Option Shares"), to be issued and sold pursuant to the Underwriting Agreement to be entered into by and among the Company, the Selling Stockholders and Donaldson, Lufkin & Jenrette Securities Corporation. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Registration Statement.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company's Amended and Restated Certificate of Incorporation, and By-laws, (ii) certain resolutions of the Company's Board of Directors relating to the Offering, (iii) the Registration Statement, and (iv) such other documents as we have deemed necessary or appropriate in connection with the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to

CNA Surety Corporation
July 9, 1998
Page 2

original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

         We do not express herein any opinion concerning any law other than the corporate law of the State of Delaware and applicable federal law.

         Based upon and subject to the foregoing, we are of the opinion that (1) the Shares have been duly and validly issued and are fully paid and nonassessable; and (2) the Option Shares have been duly and validly authorized and, when issued and sold pursuant to the Underwriting Agreement, will be duly and validly issued, fully paid and nonassessable.

         This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                    Very truly yours,

                               /s/ SEYFARTH, SHAW, FAIRWEATHER
                                     & GERALDSON


DSS/MEB